As filed with the Securities and Exchange Commission on January 30, 2006
                                                         Reg. No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    -----------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                              CYBERLUX CORPORATION
             (Exact name of registrant as specified in its charter)

        NEVADA                                                91-2048178
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             identification No.)

                        4625 CREEKSTONE DRIVE, SUITE 100
                             RESEARCH TRIANGLE PARK
                          DURHAM, NORTH CAROLINA 27703
               (Address of principal executive offices) (Zip Code)
                ------------------------------------------------

                        2005 INCENTIVE STOCK OPTION PLAN,
                        2006 INCENTIVE STOCK OPTION PLAN
                           AND COMPENSATION AGREEMENT
                              (Full title of plan)
                        --------------------------------

                    DONALD F. EVANS, CHIEF EXECUTIVE OFFICER
                              CYBERLUX CORPORATION

                        4625 CREEKSTONE DRIVE, SUITE 100
                             RESEARCH TRIANGLE PARK
                          DURHAM, NORTH CAROLINA 27703
                     (Name and address of agent for service)

                                 (919) 474-9700
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                              Proposed maximum     Proposed maximum
Title of securities     Amount to be          offering price       Aggregate offering    Amount of
to be registered        Registered            per share*           Price                 Registration fee
----------------------- --------------------- -------------------- --------------------- ------------------
Common Stock            30,100,000                    $0.10              $3,010,000          $322.07
($.001 par value)
----------------------- --------------------- -------------------- --------------------- ------------------

* Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933, based upon the average of the high and low selling prices per share of Common Stock of Cyberlux Corporation on January 27, 2006.

Prospectus

                              CYBERLUX CORPORATION

                        30,100,000 SHARES OF COMMON STOCK

                            ISSUABLE PURSUANT TO THE

                        2005 INCENTIVE STOCK OPTION PLAN,

                        2006 INCENTIVE STOCK OPTION PLAN

                           AND COMPENSATION AGREEMENT

      This prospectus relates to the sale of up to 30,100,000 shares of common stock of Cyberlux Corporation offered by certain holders of our securities acquired upon the exercise of options issued to such persons pursuant to our 2005 Incentive Stock Option Plan, 2006 Incentive Stock Option Plan or consulting agreements. Of such shares, we are registering (i) 12,000,000 shares of common stock that are issuable upon exercise of options pursuant to our 2005 Incentive Stock Option Plan, (ii) 18,000,000 shares of common stock that are issuable upon exercise of options pursuant to our 2006 Incentive Stock Option Plan, and (iii) 100,000 shares of common stock that are issuable pursuant to compensation agreements. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." Unless the stock options are exercised on a cash basis, we will not receive any of the proceeds from the sale of the shares by the selling stockholders. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

      Our common stock is approved for quotation on the Over the Counter Bulletin Board under the symbol "CYBL." On January 27, 2006, the closing sale price of the common stock was $0.10 per share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 5.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 30, 2006.

                                TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
Prospectus Summary                                                                               4
Risk Factors                                                                                     5
Selling Stockholders                                                                             9
Plan of Distribution                                                                            11
Legal Matters                                                                                   11
Experts                                                                                         11
Incorporation of Certain Documents by Reference                                                 12
Disclosure of Commission Position on Indemnification For Securities Act Liabilities             12
Available Information                                                                           13

                               PROSPECTUS SUMMARY
GENERAL OVERVIEW

      We are in the development stage and our efforts have been principally devoted to designing, developing and marketing advanced lighting systems that utilize white (and other) light emitting diodes as illumination elements. We are developing and marketing new product applications of diodal illumination(TM)
that demonstrate added value over traditional lighting systems. Using proprietary technology, we are creating a family of products for emergency and security lighting offer extended light life and greater cost effectiveness than other existing forms of illumination. We are expanding our marketing activity into channels of retail, commercial and institutional sales.

      For the year ended December 31, 2004, we generated $23,803 in revenue and a net loss of $6,025,848. For the nine months ended September 30, 2005, we generated $26,202 in revenue and a net loss of $2,799,717. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report dated March 17, 2005, have expressed substantial doubt about our ability to continue as going concern.

      Our principal executive offices are located at 4625 Creekstone Drive, Suite 100, Research Triangle Park, Durham, North Carolina 27703, and our telephone number is (919) 474-9000. We are a Nevada corporation. We maintain websites at www.cyberlux.com and www.luxSel.com. The information contained on those websites is not deemed to be a part of this prospectus.

THE OFFERING

Shares of common stock outstanding prior to this offering........  78,608,334

Shares offered in this prospectus................................  30,100,000

Total shares outstanding after this offering ....................  108,708,334

Use of proceeds.................   We will not  receive any  proceeds  from the
                                   sale of the shares of common stock offered in this prospectus; provided, however, we may receive funds upon exercise of stock options that will be utilized for working capital.

RISK FACTORS

RISKS RELATING TO OUR BUSINESS:

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE, WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

      We incurred net losses of $6,025,848 for the year ended December 31, 2004 and $1,494,556 for the year ended December 31, 2003. For the six months ended June 30, 2005, we incurred a net loss of $1,357,255. As of June 30, 2005, we had an accumulated deficit of $12,204,938. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

      We will require additional funds to sustain and expand our sales and marketing activities. We anticipate that we will require up to approximately $900,000 to fund our continued operations for the next twelve months, depending on revenue from operations. We need additional funding for for research and development, increasing inventory, marketing and general and administrative expenses. Although this amount is less than our net losses in the past, we expect to decrease our general and administrative expenses by eliminating most of our consulting fees. In the event that we cannot significantly reduce our consulting fees, we will need to raise additional funds to continue our operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

      In their report dated March 17, 2005, our independent auditors stated that our financial statements for the year ended December 31, 2003 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of losses for the years ended December 31, 2004 and 2003 in the amounts of $6,025,848 and $1,494,556, respectively. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF MESSRS. EVANS, SCHMIDT OR RINGO, OR IF WE ARE UNABLE TO SUCCESSFULLY RECRUIT QUALIFIED MANAGERIAL AND SALES PERSONNEL HAVING EXPERIENCE IN BUSINESS, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

      Our success depends to a significant extent upon the continued service of Mr. Donald F. Evans, our Chief Executive Officer, Mr. Mark D. Schmidt, our President and Mr. John Ringo, our Secretary and Corporate Counsel. Loss of the services of Messrs. Evans, Schmidt or Ringo could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Messrs. Evans or Ringo. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

      The lighting and illumination industry is extremely competitive and includes several companies that have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, and have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

OUR TRADEMARK AND OTHER INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATELY PROTECTED OUTSIDE THE UNITED STATES, RESULTING IN LOSS OF REVENUE.

      We believe that our trademarks, whether licensed or owned by us, and other proprietary rights are important to our success and our competitive position. In the course of our international expansion, we may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot assure that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent, as do the laws of the United States.

OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT.

      We have issued 800,000 shares of Series B Convertible Preferred Stock to our officers and directors which are convertible into 8 million shares of common stock and, in the aggregate, have the right to cast 80 million votes in any vote by our shareholders. Combined with the number of shares of common stock held by our officers and directors, they have the right to cast approximately 70% of all votes by our shareholders. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

            o     election of our board of directors;

            o     removal of any of our directors;

            o     amendment of our certificate of incorporation or bylaws; and

            o adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

      As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISKS RELATING TO OUR COMMON STOCK:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR SECURED CONVERTIBLE NOTES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

      As of January 23, 2006, we had 78,608,334 shares of common stock issued and outstanding, secured convertible notes outstanding pursuant to our securities purchase agreements dated September 23, 2004 and April 22, 2005, that may be converted into an estimated 68,796,605 shares of common stock at current market prices and outstanding warrants pursuant to our securities purchase agreements dated September 23, 2004 and April 22, 2005, to purchase 20,583,333 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding secured convertible notes issued pursuant to the securities purchase agreements dated September 23, 2004 and April 22, 2005 may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

WE HAVE ISSUED A LARGE AMOUNT OF STOCK IN LIEU OF CASH FOR PAYMENT OF EXPENSES AND EXPECT TO CONTINUE THIS PRACTICE IN THE FUTURE. SUCH ISSUANCES OF STOCK WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

      Due to our limited economic resources, we try to issue stock in lieu of cash for payment of expenses and services provided for us. In 2004, we issued 6,335,000 shares of common stock in exchange for expenses and services rendered, and we issued 800,000 shares of series B convertible preferred stock to officers and directors in exchange for the retirement of debt owed to them. We anticipate issuing shares of common stock whenever possible in lieu of cash to conserve our financial position. The number of shares of common stock issued is directly related to our stock price at the time of issuance. In the event that our stock price drops, we will be required to issue larger amounts of shares for expenses and services rendered, if the other party is willing to accept stock at all. The issuance of shares of common stock will have the effect of diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

            o that a broker or dealer approve a person's account for transactions in penny stocks; and

            o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

            o     obtain   financial   information  and  investment   experience
                  objectives of the person; and

            o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

            o sets forth the basis on which the broker or dealer made the suitability determination; and

            o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

      The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders upon exercise of stock options, if any. We will not receive any proceeds from the resale of the common stock by the selling stockholders; provided, however, we may receive funds if the stock options are exercised on a cash basis, which such funds, if any, will be utilized for working capital.

      The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                               SHARES BENEFICIALLY OWNED                                  SHARES BENEFICIALLY OWNED
                                                 PRIOR TO THE OFFERING                                        AFTER THE OFFERING
                                         -------------------------------------                          ----------------------------
                                                                                          TOTAL
      NAME                                      NUMBER                 PERCENT         SHARES OFFERED        NUMBER         PERCENT
----------------------------------------   ----------------        ---------------    -----------------  ---------------   ---------
Donald F. Evans                              12,456,030 (1)             13.90%           8,250,000         4,206,030 (7)       3.77%
Mark D. Schmidt                               8,630,000 (2)              9.92%           7,420,000         1,210,000 (8)       1.10%
Alan H. Ninneman                              3,956,520 (3)              4.83%           1,500,000         2,456,520 (9)       2.22%
John W. Ringo                                 4,119,150 (4)              5.01%           2,000,000        2,119,150 (10)       1.92%
William P. Walker                               400,000 (5)                  *             400,000                     0           *
Michael A. Bailey                               270,000 (5)                  *             270,000                     0           *
John S. Evans                                   500,000 (5)                  *             500,000                     0           *
Patricia A. Ryan                                360,000 (5)                  *             360,000                     0           *
Emily K. Farlow                                 300,000 (5)                  *             300,000                     0           *
Larson J. Isely                               1,500,000 (5)              1.87%           1,500,000                     0           *
David D. Downing                              1,763,300 (6)              2.21%             500,000        1,263,300 (11)       1.15%
Jeffrey A. Hatley                               500,000 (5)                  *             500,000                     0           *
Michael H. Roth                                 500,000 (5)                  *             500,000                     0           *
Gregory Sichenzia                               100,000 (5)                  *             100,000                     0           *
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
21st Floor
New York, New York 10018

      * Less than one percent.

      The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. Shares owned prior to the offering include the shares issuable upon exercise of the options set forth in the "Total Shares Offered" column. The above percentages are based on 78,608,334 shares of common stock outstanding prior to the offering and 108,708,334 shares of common stock outstanding after the offering.

      Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns. Except as noted, the address of each of the above selling shareholders is c/o Cyberlux Corporation, 4625 Creekstone Drive, Suite 100, Research Triangle Park, Durham, North Carolina 27703.

(1) Includes 275,103 shares of Series B convertible preferred stock convertible into 2,751,030 shares of common stock and 8,250,000 shares issuable upon conversion of outstanding options. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(2) Includes 101,000 shares of Series B convertible preferred stock convertible into 1,010,000 shares of common stock and 7,420,000 shares issuable upon conversion of outstanding options. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(3) Includes 180,652 shares of Series B convertible preferred stock convertible into 1,806,520 shares of common stock and 1,500,000 shares issuable upon conversion of outstanding options. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(4) Includes 166,915 shares of Series B convertible preferred stock convertible into 1,669,150 shares of common stock and 2,000,000 shares issuable upon conversion of outstanding options. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(5) Represents shares issuable upon conversion of outstanding options.

(6) Includes 76,330 shares of Series B convertible preferred stock convertible into 763,300 shares of common stock and 500,000 shares issuable upon conversion of outstanding options. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(7) Includes 275,103 shares of Series B convertible preferred stock convertible into 2,751,030 shares of common stock. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(8) Includes 101,000 shares of Series B convertible preferred stock convertible into 1,010,000 shares of common stock. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(9) Includes 180,652 shares of Series B convertible preferred stock convertible into 1,806,520 shares of common stock. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(10) Includes 166,915 shares of Series B convertible preferred stock convertible into 1,669,150 shares of common stock. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

(11) Includes 76,330 shares of Series B convertible preferred stock convertible into 763,300 shares of common stock. Each share of Series B convertible preferred stock is entitled to voting rights equal to ten times the number of shares of common stock such holder of Series B convertible preferred stock would receive upon conversion of such holder's shares of Series B convertible preferred stock.

                              PLAN OF DISTRIBUTION

      Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Over the Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Over the Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                                 LEGAL MATTERS

      Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

      The financial statements of Cyberlux Corporation as of December 31, 2004 and 2003, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance on the reports of Russell Bedford Stefanou Mirchandani LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

                      INFORMATION INCORPORATED BY REFERENCE

      The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

            o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on April 15, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on April 28, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on May 18, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's quarterly report on Form 10-QSB/A, as filed with the SEC on May 19, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on August 18, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on November 16, 2005, which is hereby incorporated by reference.

      We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Don Evans, Chief Executive Officer, Cyberlux Corporation, 4625 Creekstone Drive, Suite 100, Research Triangle Park, Durham, North Carolina 27703.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

      Our Articles of Incorporation and By-l;aws, as amended, provide to the fullest extent permitted by Nevada law, a director or officer of our company shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provision of our Articles of Incorporation and By-Laws, as amended, is to eliminate the right of our company and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation and By-Laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     ADDITIONAL INFORMATION AVAILABLE TO YOU

      This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549, upon payment of certain fees. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on the Over the Counter Bulletin Board.

      No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

                            ------------------------

                             SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 ---------------

                                January 30, 2006

PART I

ITEM 1.  PLAN INFORMATION.

      The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2005 Incentive Stock Option Plan and 2006 Incentive Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION, 2005 INCENTIVE STOCK OPTION PLAN AND 2006 INCENTIVE STOCK OPTION PLAN INFORMATION.

      Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2005 Incentive Stock Option Plan and 2006 Incentive Stock Option Plan are available without charge by contacting:

Donald F. Evans, Chief Executive Officer
Cyberlux Corporation
4625 Creekstone Drive, Suite 100
Research Triangle Park
Durham, North Carolina 27703
(919) 474-9000

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

            o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on April 15, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on April 28, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on May 18, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's quarterly report on Form 10-QSB/A, as filed with the SEC on May 19, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on August 18, 2005, which is hereby incorporated by reference.

            o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on November 16, 2005, which is hereby incorporated by reference.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Certain legal matters in connection with this registration statement will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, New York, New York. Certain members or employees of Sichenzia Ross Friedman Ference LLP will receive 100,000 shares of common stock of the Registrant under this registration statement to be issued as compensation for legal services performed on behalf of the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Articles of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Nevada law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

      Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         None.

ITEM 8.  EXHIBITS.

         EXHIBIT
         NUMBER   EXHIBIT

            4.1   2005 Incentive Stock Option Plan

            4.2   2006 Incentive Stock Option Plan

            5.1   Opinion of Sichenzia Ross Friedman Ference LLP

            10.1  Compensation Agreement with Gregory Sichenzia

            23.1  Consent of Russell Bedford Stefanou Mirchandani LLP

            23.2  Consent of Sichenzia Ross Friedman Ference LLP is contained in
                  Exhibit 5.1.

ITEM 9.  UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

Provided further, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized in Item 6 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Durham, State of North Carolina, on January 30, 2006.

                              CYBERLUX CORPORATION

BY: /S/ DONALD F. EVANS
    ---------------------------------------
    DONALD F. EVANS, CHIEF EXECUTIVE OFFICER, PRINCIPAL
    EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

BY: /S/ DAVID D. DOWNING
    ---------------------------------------
    DAVID D. DOWNING, CHIEF FINANCIAL OFFICER, PRINCIPAL
    FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER

      In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                            TITLE                                  DATE
---------                                            -----                                  ----

/s/ DONALD F. EVANS                         Chief Executive Officer (Principal          January 30, 2006
--------------------------------            Executive Officer) and Chairman of
    Donald F. Evans                         the Board of Directors

/s/ DAVID D. DOWNING                        Chief Financial Officer (Principal          January 30, 2006
--------------------------------            Financial Officer and Principal
    David D. Downing                        Accounting Officer)

/s/ MARK D. SCHMIDT                         President, Chief Operating Officer          January 30, 2006
--------------------------------            and Director
    Mark D. Schmidt

/s/ JOHN W. RINGO                           Secretary, Corporate Counsel                January 30, 2006
--------------------------------            and Director
    John W. Ringo

/s/ ALAN H. NINNEMAN                        Senior Vice President and Director          January 30, 2006
--------------------------------
    Alan H. Ninneman